Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 13, 2019 relating to (1) the financial statements of Melinta Therapeutics, Inc. and subsidiaries (the “Company”) and (2) the effectiveness of the Company’s internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company’s ability to continue as a going concern) appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Chicago, Illinois

May 16, 2019